Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Answers Corporation

We consent to the incorporation by reference in the registration statement (No. 333-138641) on Form S-8 and the registration statements (No. 333-144630 and 333-131108) on Form S-3 of Answers Corporation of our reports dated March 31, 2008, with respect to the consolidated balance sheets of Answers Corporation and Subsidiary (“the Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Answers Corporation.

Our audit report refers to the adoption by the Company, effective January 1, 2006, of Financial Accounting Standards Board Statement No. 123R “Share-Based Payment”.

Our report dated March 31, 2008 on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company did not maintain effective internal control over access to and changes in its information technology financial applications and underlying financial data, and its officers’ authority to obligate the Company.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International

March 31, 2008